As filed with the Securities and Exchange Commission on October 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ETHZILLA CORPORATION
(Exact name of registrant as specified in our charter)

Delaware	90-1890354
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

(650) 285-2387

(Address, including zip code and telephone number, including area code, of registrant’s principle executive offices)

McAndrew Rudisill

Chief Executive Officer and Chairman

ETHZilla Corporation

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

(650) 285-2387

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David M. Loev, Esq. John S. Gillies, Esq. The Loev Law Firm, PC 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Telephone: (713) 524-4110 Facsimile: (713) 524-4122	Keith J. Scherer L.F. Max Noreng John E. Maciejewski Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive, Suite 900 Boston, MA 02210 (617) 648-9100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

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Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

ETHZILLA CORPORATION

187,618,958 Shares of Common Stock Issuable upon Conversion of Senior Secured Convertible Notes

This prospectus relates to the offer and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to 187,618,958 shares (the “Conversion Shares”) of Common Stock, par value $0.0001 share (“Common Stock”), issuable upon the conversion of senior secured convertible notes (the “Additional Convertible Notes”) issued to the investors of the Additional Debt Financing (as defined below).

The Additional Convertible Notes were issued pursuant to that certain Amendment and Waiver Agreement, dated September 21, 2025 (the “Amendment Agreement”) to that certain Securities Purchase Agreement (the “Note Purchase Agreement”) dated August 8, 2025, by and between the Company and the Selling Stockholders in a private placement offering (the “Additional Debt Financing”) consummated on September 23, 2025. Please see the section entitled “Additional Debt Financing” on page 8 of this prospectus for more information.

We refer to the Conversion Shares as the “Securities” in this prospectus.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Securities in a number of different ways and at varying prices. See the “Plan of Distribution” section of this prospectus for more information.

All of the Common Stock in this offering, when sold, will be sold by the Selling Stockholders. We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ETHZ.” On October 3, 2025, the closing price as reported on Nasdaq was $2.53 per share.

The Selling Stockholders may offer all or part of the Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our Securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the Securities described in this prospectus. You should read this prospectus, and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. We have not authorized, nor has any Selling Stockholder authorized, any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

For investors outside the United States: we have not, and the Selling Stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

For purposes of this prospectus, unless the context indicates otherwise, references to “ETHZ,” “ETHZilla,” “our Company,” “the Company,” “we,” “our,” “ours” and “us” refer to ETHZilla Corporation, a Delaware corporation, and any references to “180 Life,” “180 Life Sciences Corp.,” mean ETHZilla prior to our name change effected on August 18, 2025.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in the Securities.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our expectations regarding the capitalization, resources and ownership structure of the Company, our expectations with respect to future performance, reoccurring revenue, and growth; our digital asset treasury strategy; our current and anticipated yield strategies, including our participation in DeFi protocols and tokenization, and future performance; and our profitability, anticipated sources of funds as well as our plans, objectives, expectations and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, as amended by Form 10-K/A filed with the SEC on April 25, 2025, as amended further by Form 10-K/A filed with the SEC on May 8, 2025; (ii) our updates to those Risk Factors under Item 1A in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and June 30, 2025, as filed with the SEC on May 15, 2025 and July 23, 2025, respectively; and (iii) the Risk Factors in Exhibit 99.3 to our Current Report on Form 8-K, as filed with the SEC on July 30, 2025 and in Item 8.01 of our Current Reports on Form 8-K, as filed with the SEC on August 11, 2025, September 8, 2025, September 22, 2025 and September 25, 2025, respectively, all of which are incorporated by reference in this prospectus, as updated by our future filings with the SEC.

Our Company

ETHZilla is a technology company in the decentralized finance industry (“DeFi”) seeking to connect financial institutions, businesses and organizations worldwide by enabling secure, accessible blockchain transactions through Ethereum network protocol implementations. In August 2025, we adopted an Ethereum-focused treasury management strategy and have since continued our strategic shift towards implementation of our business plans designed to generate recurring revenues through various DeFi protocols that improve Ethereum network integrity and security. Through our proprietary protocol implementations, we facilitate DeFi transactions and asset digitization across multiple Layer 2 Ethereum networks. In the future, we plan to offer tokenization solutions, DeFi protocol integration, blockchain analytics, traditional-to-digital asset conversion gateways, and other DeFi services.

In addition, (i) we own certain source code and intellectual property relating to an online blockchain casino, our “back-end” gaming platform, which incorporates blockchain technology and cryptocurrency operability (the “Gaming Technology Platform”), and (ii) have two legacy biotechnology programs that are focused on different diseases or medical conditions, and that target different factors, molecules or proteins.

Our Ethereum Treasury Strategy

In August 2025, our Board of Directors implemented an Ethereum-focused treasury strategy, with Ether (“ETH”) serving as the primary treasury reserve asset on an ongoing basis, subject to market conditions and anticipated needs of the business. Our goal is to acquire and grow our overall ETH position and utilize professional treasury strategies to significantly increase our ETH holdings. We have not set a specific target for the maximum amount of ETH we seek to hold.

Our treasury strategy focuses on increasing the amount of ETH through a combination of capital raising activities and treasury activities including staking, restaking, liquid staking and other DeFi activities. We expect that ETH will serve as our primary treasury reserve asset in the future. We aim to maximize ETH accumulation and value accretion, while maintaining robust controls and oversight over these digital assets.

ETHZilla’s decision to accumulate ETH as a core treasury asset is grounded in a forward-looking view of the evolving global financial ecosystem. We believe Ethereum’s unparalleled programmability, security and developer momentum will make it a foundational layer for the next generation of decentralized financial applications. Ethereum’s transition to a Proof-of-Stake (“PoS”) consensus mechanism and the rise of Layer 2 blockchain networks with high scalability have transformed ETH into a yield-bearing, productive digital asset with increasing institutional adoption and intrinsic network value. We believe that ETH’s value proposition at its core is a digital trust commodity and that an investment in ETH represents an asymmetric long-term growth opportunity as more stablecoins and other tokenized real-world assets are secured by the Ethereum ecosystem.

Our treasury is designed with the goal of bringing value to our stockholders in a variety of ways. We plan to raise capital to be used to increase our ETH position in a manner which is accretive to shareholders. This can come in the form of equity, equity-linked debt or other forms of offerings designed to maximize shareholder exposure to ETH within a prudent risk management framework. We plan to continue to deploy the majority of the ETH in our treasury across staking, lending, and advanced DeFi protocols to generate yields and turn the treasury into a productive asset. As of September 30, 2025, over 70% of our ETH treasury has been deployed, and we intend to maintain a similar or higher percentage going forward. We do not hedge our ETH and do not currently have plans to hedge our ETH in the future. In addition, if the price of ETH increases in the future, the value of our ETH treasury will rise, which would also benefit our stockholders.

WE ARE NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT OF 1936, AS AMENDED.

How We Purchase or Sell Digital Assets

Our management team reviews the Company’s short term obligations and excess cash available to dedicate to the ETH treasury strategy. When it is determined that the Company has excess cash available to dedicate to the treasury strategy, we deploy that capital into one of our custodians and through acquisition strategies with the custodians and our asset manager, and we acquire the ETH over several days or weeks to maximize the number of ETH that is acquired with the deployed capital. If it is determined that the treasury needs to liquidate part of its ETH, the same process of selling the ETH into the market would be used. The Company has not reduced its treasury or sold any of its ETH staking rewards to date.

Our ETH Deployment Strategy

Pursuant to our treasury strategy, we actively deploy our ETH in the treasury across staking, lending, and advanced DeFi protocols to generate yields. Through our proprietary protocol implementations, we facilitate DeFi transactions and asset digitization across multiple Layer 2 Ethereum networks. We have partnered with innovators such as Electric Capital and liquid restaking leaders like Puffer and etherFi, which enable us to better optimize returns on our ETH reserves while providing security and capital efficiency to stakeholders.

Our staking revenues are derived from the rewards we earn by actively participating in the Ethereum network’s PoS consensus mechanism. Specifically, ETHZilla delegates its ETH holdings to validators that process and verify transactions on the blockchain. In return, the Company receives protocol-level rewards in ETH, typically proportional to the amount staked and the network’s overall activity and performance.

Our ETH staking activities may include native staking, as well as liquid staking. In native staking, the Company, through its agreements with custodians and asset managers, stakes assets with third-party validators. Participants stake ETH through these validator nodes and, when chosen as validators by the network, earn staking rewards and transaction fees proportional to their staked amount. Liquid staking is similar to native staking, however, one key difference and intended benefit of this method is the ability to provide the Company with tokens representing digital assets in exchange for its ETH. Additionally, as part of the “activating” and “exiting” processes of ETH staking, any staked ETH may be inaccessible for a period of time determined by a range of factors, resulting in certain liquidity risks that we manage.

We view our staking operations and activities as a core strategic pillar of its broader alignment with the Ethereum ecosystem. Our participation is expected to yield economic return while also contributing directly to Ethereum’s decentralization, scalability, and security. Moreover, we believe staking is foundational to a new generation of blockchain-native capital structures that enable corporations to earn yield without relying on traditional debt instruments, equities, or centralized intermediaries. Our staking efforts are focused on maximizing yield, managing risk and ensuring that the Company’s operations meet institutional standards for transparency and efficiency.

Deployment Process

If it is determined to reduce the amount of the ETH deployed or it is determine to change the allocation of ETH, we will initiate an unstaking process, which effectively reverses the delegation or deployment of the ETH from the applicable validator, protocol or network.

Native ETH staking has a cooldown period known as the “deactivation period,” which is the time it takes for the unstaked ETH to become unbonded and fully liquid. During this period, the tokens are not actively earning rewards, but they are also not yet available for transfer or use. The length of this period can vary based on network conditions, which is generally expected to be 10 days or less, but has been over 45 days recently. Once the cooldown period is complete, the Company will have complete control over the ETH, including the ability to hold, sell, transfer, restake or otherwise deploy the ETH as determined by management.

Liquidity Management

The Company’s native staking program involves the temporary loss of the ability to transfer, assign a new validator or otherwise dispose of the ETH. We maintain a certain amount of liquid ETH in the treasury and a certain amount of cash to ensure that the Company is able to satisfy its current obligations.

ETH and the Ethereum Network

ETH is a digital asset, also referred to as a digital currency or cryptocurrency, which serves as the unit of account on the open-source, decentralized, peer-to-peer Ethereum network. Ethereum launched in 2015 to expand blockchain’s potential beyond simple payments—enabling permissionless platforms for finance, gaming, social media, digital identity, and more. The Ethereum network represents one of the world’s most prominent blockchain ecosystems, distinguished by its ability to run decentralized applications and smart contracts on an open, distributed ledger. Ethereum is the foundation of digital finance and settlement layer for the majority of stablecoins, DeFi, and tokenized assets.

ETH

ETH is the network’s native cryptocurrency, used for transaction fees (known as “gas”), validator incentives, and diverse digital activities. ETH can be transferred in direct peer-to-peer transactions through the direct sending of ETH over the Ethereum blockchain from one ETH address to another. Among end-users, ETH can be used to pay other members of the Ethereum network for goods and services under what resembles a barter system. Consumers can also pay merchants and other commercial businesses for goods or services through direct peer-to-peer transactions on the Ethereum blockchain or through third-party service providers.

In addition to using ETH to engage in transactions, investors may purchase and sell ETH to speculate as to the value of ETH in the ETH market, or as a long-term investment to diversify their portfolio. The value of ETH within the market is determined, in part, by the supply of and demand for ETH in the global ETH market, market expectations for the adoption of ETH as a store of value, the number of merchants that accept ETH as a form of payment, and the volume of peer-to-peer transactions, among other factors. As of September 30, 2025, with a total market capitalization of approximately $495 billion, ETH is the second largest cryptocurrency by market capitalization behind bitcoin.

The Ethereum network has no formal cap on the total supply of ETH. The Ethereum network does, however, feature several mechanisms that, individually and in aggregate, have the effect of limiting the total supply of ETH outstanding.

New ETH is issued through the PoS process, where validators who help secure the network by locking up their ETH earn newly created ETH as rewards for validating transactions. The rate of new ETH issuance has dropped significantly since Ethereum switched from Proof-of-Work (“PoW”) to PoS in September 2022 (the “Merge”). The issuance rate varies based on the number of validators on the network and other factors.

At the same time, Ethereum features a burning mechanism introduced in connection with the Merge, which destroys a portion of transaction fees (known as the “base fee”), permanently removing that ETH from circulation. When network activity is high, this burn rate can sometimes exceed the rate of new issuance, causing the total supply of ETH to decrease temporarily (deflationary periods). The actual net supply growth is determined by the balance between new issuance to validators and ETH burned from transaction fees.

During the nine months ended September 30, 2025, the total ETH supply fluctuated between approximately 120.3 million and 120.7 million, with annual net supply changes expected to typically be at around 0% to 1%. There is no annual hard cap on the total supply of ETH, but the protocol’s economic design makes runaway inflation unlikely under normal circumstances.

The change from PoW to PoS also limits the total supply of ETH in circulation by effectively locking staked ETH for certain period of time, making the staked ETH temporarily unavailable for trading or selling.

Ethereum Network

No single entity owns or operates the Ethereum network. The Ethereum network is accessed through software and governs ETH’s creation and movement. The source code for the Ethereum network is open-source, and anyone can contribute to its development. The Ethereum network is governed by a set of rules that are commonly referred to as the “Ethereum protocol.”

As part of the Merge, Ethereum transitioned from PoW to PoS, a consensus mechanism where validators stake ETH to secure the network, process transactions, and propose new blocks. The Merge was designed to dramatically reduce Ethereum’s energy use while maintaining security and decentralization. Developers can write smart contracts in programming languages ensuring that agreement terms are enforced transparently and without third-party oversight. Ethereum’s architecture allows for rapid iteration, robust interoperability with other chains, and widespread deployment of programmable digital assets—such as stablecoins, non-fungible tokens, and tokenized real-world assets.

We believe the potential of Ethereum is substantial: it has become the backbone of modern DeFi, facilitating lending, borrowing, trading, and earning yields without traditional intermediaries. Its programmable smart contracts are used for everything from automated insurance payouts to decentralized autonomous organizations and global capital markets. Ongoing upgrades (like sharding and Layer 2 scaling) are anticipated to continue to improve its scalability, versatility, and affordability, making Ethereum a foundation for the next generation of internet and financial infrastructure worldwide.

Although there are many alternatives, the Ethereum network is the oldest and largest smart contract platform in terms of market capitalization, availability of decentralized applications, and development activity. Smart contracts can be utilized across several different applications ranging from art to finance. Currently, one of the most popular applications is the use of smart contracts for underpinning the operability of DeFi, which consists of numerous highly interoperable protocols and applications. DeFi offers many opportunities for innovation and has the potential to create an open, transparent, and immutable financial infrastructure, with democratized access.

Staking

Staking on the Ethereum network is the process by which ETH holders participate in the blockchain’s PoS system by locking up their ETH to both secure the network and earn rewards. Validators are chosen to propose and attest to new blocks, facilitated by the ETH they have staked as collateral, which is designed to ensure the integrity of transactions and the overall security of the protocol. To operate a validator node directly, a minimum of 32 ETH is required, though smaller holders may participate through staking pools or via centralized platforms that aggregate deposits.

Rewards earned by ETH stakers depend on several factors, including the total amount of ETH staked on the network, validator uptime, overall network activity, and whether advanced reward mechanisms are used. The average annual percentage yield for ETH staking generally ranges from approximately 2% to 5%, depending on the staking method and platform. Rewards are distributed in ETH, compounding over time as new blocks are validated and transactions processed. Stakers who fail to maintain proper uptime or act maliciously may face penalties or even lose portions of their deposited ETH through “slashing,” a process designed to disincentivize bad behavior and maintain network trust.

Traditional staking involves locking ETH directly on the Ethereum protocol, where coins become temporarily inaccessible until unstaking or withdrawal periods are completed. Solo validators hold complete control but are responsible for technical maintenance, security, and managing the risks of downtime and slashing. Participating through trusted staking pools or custodial exchanges allow holders to stake without the technical burden or heavy capital requirements, though these options often involve trusting third-party operators and may introduce additional risks.

Liquid staking of ETH differs fundamentally from traditional staking methods by allowing stakers to retain liquidity and access their capital while still earning validation rewards. The process begins when the holder deposits their ETH into a liquid staking protocol, which then stakes those tokens with trusted network validators on their behalf. In exchange, the holder receives liquid staking tockets (“LSTs”) that represent both their staked position and accrued staking rewards. These LSTs can be freely moved, traded, and deployed across various DeFi applications, enabling broader utility than traditional staking where assets are locked and inaccessible until unbonding.

The primary benefits of liquid staking include uninterrupted access to the underlying asset’s value and the ability to earn additional yields without forgoing staking rewards. Holders can use LSTs as collateral in lending protocols, participate in yield farming, or trade them on decentralized exchanges, all while accumulating rewards from the underlying stake. This flexibility enables increased capital efficiency and opens up opportunities for portfolio diversification, as holders can simultaneously secure the protocol's network and enhance returns through multifaceted DeFi strategies. Moreover, liquid staking often lowers staking minimums, making network participation more accessible. However, liquid staking introduces new risks, such as reliance on smart contracts, potential “depegging” of LSTs from the underlying value of ETH, and higher systemic dependence on protocol integrity. While traditional staking mainly carries validator or slashing risks, liquid staking compounds this with additional protocol and market risks.

The timeline for liquid staking is highly streamlined and user-oriented. After connecting a crypto wallet and depositing tokens, the platform rapidly issues LSTs (often within minutes) that incrementally accrue rewards. Holders may withdraw their ETH stake at any time by returning the LSTs, with most platforms offering near-instant or short processing windows compared to traditional staking’s lengthy deactiviation periods.

Use of Custodians and Storage of ETH Tokens

We do not self-custody and only utilize third-party qualified custodians to hold our Ethereum (the “Custodians”) that utilize risk management and operational best practices around items like hot vs. cold storage, access controls, custody technology and insurance.

We maintain multiple Custodians to reduce the risk of a single failure and we may expand to additional custodians as our treasury grows. Our accounts with a Custodian are all opened by the Company, this segregates our assets into an individual account owned by the Company and access is monitored and controlled by the Company. Our asset manager is given access to the Custodian accounts with established controls to ensure transactions require consensus of a minimum of two individuals when assets are being transferred between wallets and additional controls if an asset of the treasury is moved out of the Custodians’ control. The assets go through the Custodians’ trust company, which maintains its own insurance and is regulated by their respective state where the trust is incorporated in.

Management reviews the account balances and the total value held with a Custodian to allocate the Company’s holdings between multiple accounts and Custodians as part of our risk management process.

Hot storage and cold storage refer to different methods of storing ETH (and other cryptocurrencies) based on their internet connectivity and security profiles. Hot storage are software wallets connected to the internet, making them convenient for frequent transactions, sending, and receiving ETH. Cold storage maintain ETH private keys completely offline, offering significantly more protection from online threats. The Custodians hold a majority of ETH in cold storage and provide a user interface for the Company to manage the allocation of ETH between cold and hot storage for the wallets. The Company maintains more than 90% of its ETH treasury in cold wallets.

The Custodians have multiple, redundant cold storage sites, which are geographically distributed, including sites within the United States. The Custodians’ cold storage locations are monitored by 24x7 on-site security, video surveillance and alarms, hardened room structures, and access to these facilities is controlled by multi-person controls, multi-team access rules, and multi-factor authentication. The locations of the cold storage sites may change at the discretion of the Custodian and are kept confidential by the Custodian for security purposes.

The Custodians also maintain geographically dispersed backups of private keys, which are cryptographically generated into shards and stored in separate locations; multiple locations must be accessed to reconstruct a single key. The storage facilities are highly secured, and include 24x7 on-premises security presence, video surveillance, and alarms for unexpected entry. Access to facilities is controlled by multi-person controls, multi- team access rules, and multi-factor authentication.

All of our Custodians have SOC type 2 reports that the Company has reviewed and we get regular bridge reports from our Custodians to help ensure the controls are being maintained. Our Custodians maintain their own insurance policies to cover our loss, which is in addition to the policies that we maintain ourselves. We currently have two qualified Custodians that we have approved for our treasury use and we are in the process of onboarding a third as part of our risk management process.

The Company is charged for storage fees, staking fees and transaction fees for services specifically requested by the Company or its Asset Manager. The contract terms of the agreements are typically for one to three years and can be terminated upon 30 day’s notice and payment of all fees due and one month of additional fees.

iGaming Casino Operations

In September 2024, we acquired certain source code and intellectual property relating to an online blockchain casino, i.e., our “back-end” Gaming Technology Platform, which incorporates blockchain technology and cryptocurrency operability. The Company plans to use the Gaming Technology Platform to establish a blockchain-based business aimed at the global iGaming market, potentially with both fiat money and cryptocurrency capabilities. Initially focusing on business-to-consumer online casinos, the Company also plans to explore the potential to expand into a business-to-business model, offering a seamless blockchain-enabled technology platform for gaming operators worldwide. In addition, management has identified certain global iGaming industry characteristics and trends that they believe make potential acquisition opportunities attractive. Management believes that the combination of the Gaming Technology Platform and the strength of a Nasdaq listing make the Company an attractive consolidation vehicle for the iGaming industry, and is actively evaluating potential transactions with suitable counterparties (although no definitive acquisition agreements have been entered into to date). Such growth may take the form of acquisitions, technology licensing agreements or other corporate transactions that are beneficial to the Company and its shareholders.

Legacy Biotechnology Programs

We currently have two legacy biotechnology programs that are focused on different diseases or medical conditions, and that target different factors, molecules or proteins: (a) fibrosis and anti-tumor necrosis factor, or TNF; and (b) drugs which are derivatives of cannabidiol or cannabigerol analogues.  We are currently evaluating all options to monetize these existing life science assets.

Government Regulation

The laws and regulations applicable to ETH and other digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets. Certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (“CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS, and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of ETH, the markets for ETH and cryptocurrency in general, and our activities in particular, our business and our Ethereum strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Ethereum strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider specific digital assets, like Bitcoin, to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, because transactions in ETH provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of ETH and Ethereum platforms, and there is the possibility that law enforcement agencies could close or blacklist such Ethereum platforms or other Ethereum-related infrastructure with little or no notice and prevent users from accessing or retrieving ETH held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

As noted above, activities involving ETH and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. In the U.S., regulation on stablecoins was recently signed into U.S. federal law through the GENIUS Act which established the first comprehensive regulatory framework specifically for “payment stablecoins” — digital assets designed to maintain a stable value pegged to a fiat currency (typically the U.S. dollar) and intended for use in payments or transfers. The GENIUS Act aims to foster innovation in the stablecoin sector while ensuring financial stability, consumer protection, and compliance with anti-money laundering standards.

The regulatory landscape for digital assets continues to evolve rapidly across different jurisdictions, and we may become subject to new laws and regulations that could materially affect our business operations, compliance obligations, and financial performance. For a comprehensive discussion of the risks that existing and future regulations pose to our business, including specific regulatory developments that may materially affect our operations, see the section entitled “Risk Factors” in this prospectus.

Recent Developments

Additional Debt Financing

As previously disclosed, on August 8, 2025, we entered into the Note Purchase Agreement, as amended by the Amendment Agreement, with investment funds managed by an institutional investor (the “Investor”), pursuant to which we agreed to sell and issue to the Investor senior secured convertible notes (the “Original Convertible Notes”) in aggregate principal amount of $156,250,000 (the “Original Principal Amount”) in exchange for cash equal to 96.0% of the Original Principal Amount in a “private placement” (the “Original Debt Financing”). The Original Debt Financing closed simultaneously with the signing of the Note Purchase Agreement (the “Original Effective Date”).

On September 21, 2025, we entered into an Amendment and Waiver Agreement with the Investor (the “Amendment Agreement”), pursuant to which, among other things (a) we agreed to sell a new series of senior secured convertible notes to the Investor (the “Additional Convertible Notes”, and together with the Original Convertible Notes, the “Convertible Notes”); (b) we and the Investor agreed to partially waive and modify certain terms of the Original Convertible Notes and the Note Purchase Agreement, including: (i) to reduce the interest rate from 4% to 2% (ii) permitting us to Stake (as defined in the Note Purchase Agreement) the collateral held in our crypto control accounts, (iii) allowing us to use the yield of any cash held in the controlled accounts (less the accrued and unpaid interest on the Convertible Notes and any other amounts then due and payable to the Investor), in the ordinary course of business, and (iv) to permit one or more additional subsequent placements (not including any variable rate transaction) solely consisting of the sale of Common Stock (x) with gross proceeds not in excess of an aggregate of $1 billion, subject to certain pre-requisites, or (y) at any time if such applicable purchase price exceeds $4.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

The Additional Convertible Notes were sold to the Investors on September 23, 2025 (the “Effective Date”), in the aggregate principal amount of approximately $360 million (the “Additional Principal Amount”) in exchange for cash equal to 97.25% of the Additional Principal Amount (the “Additional Debt Financing”).

The Additional Convertible Notes bear interest at a rate of 2.00% per annum through the maturity date, which is September 23, 2028 (the “Maturity Date”) or earlier conversion or redemption date. The interest rate will increase to a rate of 18.0% per annum upon the occurrence and during the continuance of an event of default under the Additional Convertible Notes. The Additional Convertible Notes are secured by $50 million of Ether (ETH) (the “ETH Collateral”) and approximately $500 million in cash (the “Cash Collateral”).

At any time after May 8, 2026, the Investor shall have the right to require that the Company redeem all or any part of the outstanding Additional Convertible Notes. If at any time after the Effective Date, (i) the loan to value ratio of the Additional Convertible Notes is greater than 85%, or (ii) upon the occurrence of any Trigger Event (as defined in the Additional Convertible Notes), the Investor shall have the right to require that the Company redeem all or any part of the outstanding note in cash at a price equal to 100% of the amount of such Additional Convertible Note being redeemed.

The Additional Convertible Notes provide that the Investor may convert all or any portion of the principal amount of such Additional Convertible Notes, together with any accrued and unpaid interest thereon, at an initial conversion price of $3.05 (the “Conversion Price”), which is subject to a downward only reset on May 8, 2026, and each three month anniversary thereafter (each a “Reset Date”) equal to the closing bid price of the Common Stock on each such Reset Date to the extent such price is less than the Conversion Price. The Investor is not permitted to convert the Additional Convertible Notes to the extent that the shares of Common Stock deliverable upon conversion thereof would exceed 19.99% of the Company’s outstanding shares immediately prior to executing the Amendment Agreement (the “Exchange Cap”) without prior stockholder approval. We are also required to seek stockholder approval for the issuance of the shares of Common Stock upon conversion of the Additional Convertible Notes in accordance with the Amendment Agreement.

As a result of the Conversion Price of the Additional Convertible Notes being less than the conversion price of the Original Convertible Notes, the conversion price of the Original Convertible Notes automatically adjusted to the Conversion Price on the Effective Date.

The Additional Convertible Notes also provide that, at any time after March 23, 2026, the Company may require holders to convert all or a portion of the outstanding principal into shares of Common Stock (a “Mandatory Conversion”) if certain conditions are satisfied. Specifically, the volume-weighted average price (“VWAP”) of the Company’s Common Stock on its principal trading market must exceed $4.4785 (as adjusted for stock splits and similar events) for 30 consecutive trading days and no Equity Conditions (defined below) failure may exist. The Company may not effect more than one Mandatory Conversion during any 20-trading-day period and may not exercise its right if an event of default has occurred and is continuing. A Mandatory Conversion is subject to cancellation if the stock price falls below the minimum conversion price or if an Equity Conditions failure occurs prior to the conversion date, unless waived by the holder. In lieu of conversion of any portion of the notes that cannot be converted due to an Equity Conditions Failure, the Company may instead require the holder to exchange such portion into the right to receive the same number of shares issuable upon conversion, pursuant to Section 3(a)(9) of the Securities Act, on mutually agreeable terms. The “Equity Conditions” generally require, among other things, that the Company’s registration statement registering the resale of the Common Stock issuable upon conversion of the Additional Convertible Notes (which the prospectus forms a part of) is effective or the shares are otherwise eligible for resale, that the Common Stock remains listed and tradable on an eligible market, that no event of default or material breach exists, that certain specific volume requirements have been met, that sufficient authorized shares are available, that no material, non-public information or unresolved disputes exist, and that the stockholders of the Company have approved the issuance of shares of Common Stock in excess of the Exchange Cap (which approval has not occurred to date).

Additionally, the Additional Convertible Notes provide that, if at any time and from time to time on or after the issuance date thereof, there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Company’s Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price (as defined below) is less than the Conversion Price then in effect (after giving effect to certain adjustments), then on the 16th Trading Day (as defined in the Additional Convertible Notes) immediately following such Stock Combination Event Date, the Conversion Price then in effect on such sixteenth (16th) Trading Day (after giving effect to certain adjustments) shall be reduced (but in no event increased) to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event Date, the quotient determined by dividing (x) the sum of the volume weighted average prices (VWAP) of the Company’s Common Stock for each of the five Trading Days with the lowest VWAP of the Company’s Common Stock during the 15 consecutive Trading Day period ending and including the Trading Day immediately preceding the 16th Trading Day after such Stock Combination Event Date, divided by (y) five.

Finally, if we issue or enter into an agreement to issue Common Stock, options, or convertible securities with a price that varies or may vary with the market price of the Common Stock (excluding certain at-the-market offerings and customary anti-dilution adjustments), the holders of the Additional Convertible Notes have the right, but not the obligation, to elect to use such “Variable Price” for purposes of converting the Additional Convertible Notes. The holder may make this election on a per-conversion basis and is not required to rely on the Variable Price for any future conversions.

The Additional Convertible Notes provide for certain covenants, including that we shall maintain, at all times, (i) a balance of $5 million or more held in accounts other than the controlled securities account entered into at the consummation of the transaction and (ii) a loan-to-value ratio of no more than 100%, in addition to other customary covenants and events of default that are typical for transactions of this type and certain affirmative and negative covenants.

On August 8, 2025, we and the Investor entered into a Registration Rights Agreement (the “RRA”) pursuant to which we agreed to file a registration statement registering the shares of Common Stock issuable upon exercise of the Original Convertible Notes for resale. Pursuant to the Amendment Agreement, we agreed that the Conversion Shares would also be subject to the terms of the RRA and to certain obligations to register and maintain the registration of the shares of Common Stock underlying the Additional Convertible Notes, including filing within 15 calendar days of the Effective Date, a resale registration statement to register for resale the shares underlying the Additional Convertible Notes. The filing of the registration statement of which this prospectus forms a part was filed to satisfy such filing requirements.

Our Corporate Information

Our principal executive offices are located at 2875 South Ocean Boulevard, Suite 200, Palm Beach, Florida 33480. Our telephone number is (650) 285-2387.

Effective August 18, 2025, we changed our name from “180 Life Sciences Corp.” to “ETHZilla Corporation” and the ticker symbol for our Common Stock changed to “ETHZ” on the Nasdaq Capital Market.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings (reports, proxy and information statements, and other information) are available to the public over the Internet at the SEC’s website at www.sec.gov and are available for download, free of charge, soon after such reports are filed with or furnished to the SEC, on the “Investors”—“SEC Filings” page of our website at www.ethzilla.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports available free of charge on our website as soon as reasonably practicable after we file these reports with the Securities and Exchange Commission.

THE OFFERING

Shares of Common Stock Offered by the Selling Stockholders:	We are registering the resale by the Selling Stockholders of an aggregate of 187,618,958 shares of Common Stock issuable upon conversion of the Additional Convertible Notes.

Shares of Common Stock Outstanding Prior to the Offering	160,176,122 shares (as of October 3, 2025).

Shares of Common Stock Outstanding after the Offering	347,795,080 shares, assuming the conversion of the Additional Convertible Notes.

Terms of the Offering:	Each Selling Stockholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in the “Plan of Distribution” on page 32.

Use of Proceeds:	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

Risk Factors:	You should carefully read the “Risk Factors” section of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Securities.

Nasdaq Symbol for Our Common Stock:	ETHZ

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents incorporated by reference into this prospectus, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, as amended by Form 10-K/A filed with the SEC on April 25, 2025, as amended further by Form 10-K/A filed with the SEC on May 8, 2025; (ii) our updates to those Risk Factors under Item 1A in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and June 30, 2025, as filed with the SEC on May 15, 2025 and July 23, 2025, respectively; and (iii) the Risk Factors in Exhibit 99.3 to our Current Report on Form 8-K, as filed with the SEC on July 30, 2025 and in Item 8.01 of our Current Reports on Form 8-K, as filed with the SEC on August 11, 2025, September 8, 2025, September 22, 2025 and September 25, respectively, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our shares of Common Stock and the value of the other Securities could decline materially, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations, and our ability to pay distributions to stockholders.

Risks Related to This Offering

Resales of our Common Stock in the public market by our stockholders (including the Selling Stockholders), or the perception that such sales may occur, may cause the market price of our shares of Common Stock to fall.

Sales of a substantial number of shares of Common Stock could occur at any time, including sales by the Selling Stockholders under this prospectus. The registered shares represent a significant number of shares of our Common Stock, and if sold in the market all at once or at about the same time, or if there is a perception that such sales could occur, it could significantly depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital in the future at a time and price that we deem reasonable or appropriate. The issuance of new shares of Common Stock could result in resales of our shares of Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our shares of Common Stock.

You may experience future dilution as a result of conversion of our Convertible Notes or as a result of future equity or debt offerings.

We have outstanding Convertible Notes in the aggregate principal amount of approximately $516 million. The Convertible Notes are convertible into shares of Common Stock in accordance with the terms thereof, and include various reset and anti-dilution provisions. Our stockholders may experience significant dilution as a result of the conversion of the Convertible Notes.

In order to raise additional capital, we may in the future offer, through our ATM Program or other means, additional shares of Common Stock or other securities convertible into or exchangeable for our shares of Common Stock that could result in further dilution to our current stockholders or result in downward pressure on the price of our Common Stock. We may sell through our ATM Program or other means, additional shares of Common Stock or other securities in any offering at prices that are higher or lower than the prices paid by the Selling Stockholders, and the investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our shares of Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

Sales of our Common Stock in our ATM Program, or the perception that such sales may occur, could cause the market price of our Common Stock to fall.

On August 13, 2025, we entered into a Sales Agreement with Clear Street LLC pursuant to which we may offer and sell the ATM Shares from time to time to Clear Street acting as our sales agent. Continued sales of our Common Stock, if any, under the ATM Program will depend upon market conditions and other factors to be determined by us and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act. Future sales of our Common Stock are not guaranteed, and there are no firm commitments to receive funding under the ATM Program. The issuance from time to time of these new shares of Common Stock, or the perception that such sales may occur, could have the effect of depressing the market price of our Common Stock.

The Convertible Notes contain covenants that limit our flexibility.

The Convertible Notes rank senior to all other indebtedness and are secured by a first priority security interest, and contain certain participation rights and covenants that impose certain restrictions on us, including covenants that limit our ability to issue additional securities that would dilute or conflict with the Convertible Notes during specified periods. These restrictions could limit our ability to raise additional capital or pursue strategic opportunities, potentially impacting our operating and financial flexibility. These may limit our ability to obtain additional financing on favorable terms, which could adversely affect our operating and financial flexibility.

The Convertible Notes are secured by a significant portion of our assets.

The Convertible Notes are secured by $50 million of Ether (ETH) and approximately $500 million in cash. As a result of the above, the holders of the Convertible Notes, in the event of the occurrence of a default under the Convertible Notes, may enforce their security interests over our assets which secure such obligations, may take control of our assets and operations, and/or force us to curtail or abandon certain of our current business plans and operations. If that were to happen, any investment in the Company (including, but not limited to, any investment in our Common Stock) could lose value or become worthless.

Risks Related to our Repurchase Program

Our stock repurchases are discretionary and even if effected, they may not achieve the desired objectives.

On August 22, 2025, the Board of Directors of the Company authorized and approved a stock repurchase program for up to $250.0 million of the outstanding shares of the Company’s Common Stock. Subject to any future extension in the discretion of the Board of Directors of the Company, the repurchase program is scheduled to expire upon the earliest of (i) June 30, 2026, (ii) when a maximum of $250.0 million of the Company’s Common Stock has been repurchased, or (iii) when such program is discontinued by the Board of Directors. Repurchases are made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  The program does not obligate the Company to acquire a minimum amount of shares.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase a particular number of, or any, shares. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, if any.

There can be no assurance that any repurchases pursuant to our stock repurchase program will enhance stockholder value because the market price of our Common Stock may decline below the levels at which we repurchase such shares. The amounts and timing of the repurchases may also be influenced by general market conditions, regulatory developments (including recent legislative actions which, subject to certain conditions, may impose an excise tax of 1% on our stock repurchases) and the prevailing price and trading volumes of our Common Stock. If our financial condition deteriorates or we decide to use our cash for other purposes, we may suspend repurchase activity at any time.

Risks Related to our Ethereum Treasury Strategy and ETH Holdings

ETH is a highly volatile asset, and fluctuations in the price of ETH are likely to influence our financial results and the market price of our ETH.

Ethereum is a highly volatile asset, and fluctuations in the price of ETH are likely to influence our financial results and the market price of our Common Stock. ETH is the native digital asset and unit of account on the Ethereum network. The market value of ETH is not related to any specific company, government or asset. The valuation of ETH depends on a number of factors, including future expectations for the value of the Ethereum network, the number of ETH transactions, and the overall usage of ETH as an asset. This means that a significant amount of the value of ETH is speculative, which could lead to increased volatility. Our financial results and the market price of our Common Stock would be adversely affected, and our business and financial condition would be negatively impacted if the price of ETH decreased substantially (as it has in the past, such as during 2022), including as a result of:

●	decreased user and investor confidence in ETH, including due to the various factors described in this risk factor section;

●	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of ETH by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection and the transfer and sale of ETH associated with significant hacks, seizures, or forfeitures; and (iii) actual or perceived manipulation of the spot or derivative markets for ETH or spot ETH exchange-traded products, or ETPs;

●	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, ETH or the broader digital assets industry, for example, (i) public perception that ETH can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the Ethereum ecosystem; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; (iv) the actual or perceived environmental impact of ETH and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the ETH related processes; and (v) changes in government regulations;

●	changes in consumer preferences and the perceived value or prospects of ETH;

●	competition from other digital assets (including Bitcoin) that are more well known, exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

●	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for ETH purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of ETH or adversely affect investor confidence in digital assets generally;

●	developments relating to the ETH protocol that may impact (i) its security, speed, scalability, usability, or value, (ii) failures to upgrade the protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the ETH protocol that introduce software bugs, security risks or other elements that adversely affect ETH;

●	disruptions, failures, unavailability, or interruptions in service of trading venues for ETH, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the recent SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action;

●	the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance Holdings Ltd. from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

●	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of ETH, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

●	reductions in staking rewards of ETH, or increases in the costs associated with ETH staking, including increases in electricity costs and hardware and software used in staking, which could further increase the costs associated with ETH staking, any of which may cause a decline in support for the Ethereum protocol;

●	ETH staking exposes us to slashing risks, defined as a punitive mechanism built into the Ethereum network, designed to penalize validators and their delegators for misbehavior or failing to follow network rules, which could result in the loss of our staked ETH;

●	transaction congestion and fees associated with processing transactions of ETH or lengthened periods to exit ETH staking or other delays to unstaking or withdrawing ETH from staking protocols;
●	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Ethereum blockchain becoming insecure, ineffective or obsolete; and

●	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the broadening of the Israel-Hamas conflict to other countries in the Middle East.

Our ETH strategy has not been tested over an extended period of time or under different market conditions.

ETH has a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of ETH and, in turn, a limited basis for evaluating an investment in ETH. Although past performance is not necessarily indicative of future results, if ETH had a more established history, such history might (or might not) provide information on which to evaluate our ETH strategy.

We are continually examining the risks and rewards of our strategy to acquire and hold ETH and to stake such ETH to generate staking rewards. This strategy has not been tested over an extended period of time or under different market conditions. For example, although we believe ETH has the potential to serve as a hedge against inflation in the long term, the short-term price of ETH has declined in recent periods during which the inflation rate increased. If ETH prices were to decrease or our ETH strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our listed securities would be materially adversely impacted.

Our ability to achieve the growth objectives of our ETH strategy depends in significant part on our ability to continue raising capital to purchase ETH. If we are unable to obtain equity, equity-linked or debt financing on favorable terms or at all, we may not be able to successfully execute on our ETH strategy.

Staking introduces a risk of loss of ETH, which could adversely affect the value of our Common Stock.

We stake a portion of our ETH through one or more trusted staking providers. Staking introduces a risk of loss of ETH. None of our ETH, including staked ETH, are subject to the protections enjoyed by depositors or customers of institutions with Federal Deposit Insurance Corporation (FDIC) or Securities Investor Protection Corporation (SIPC) membership. The Ethereum network imposes three types of sanctions for validator misbehavior or inactivity, which would result in a portion of staked ETH being destroyed or “burned”: penalties, slashing and inactivity leaks.

A validator may face penalties if it fails to take certain actions, such as providing a timely attestation to a block proposed by another validator. Under this scenario, a validator’s staked ETH could be burned in an amount equal to the reward to which it would have been entitled for performing the actions.

A more severe sanction (i.e., “slashing”) is imposed if a validator commits malicious acts related to the proposal or attestation of blocks with invalid transactions. Slashing can result in the validator having a portion of its staked ETH immediately burned. After this initial slashing, the validator is queued for forceful removal from the Ethereum network’s validator “pool,” and more of the validator’s stake is burned over a period regardless of whether the validator makes any further slashable errors, at which point the validator is automatically removed from the validator pool.

Staked ETH may also be burned through a process known as an “inactivity leak,” which is triggered if the Ethereum protocol has gone too long without finalizing a new block. For a new block to be successfully added to the blockchain, validators that account for at least two-thirds of all staked ETH must agree on the validity of a proposed block. This means that if validators representing more than one-third of the total staked ETH are offline, no new blocks can be finalized. To prevent this, an inactivity leak causes the ETH staked by the inactive validators to gradually “bleed away” until these inactive validators represent less than one-third of the total stake, thereby allowing the remaining active validators to finalize proposed blocks. This provides a further incentive for validators to remain online and continue performing validation activities.

There can be no guarantee that penalties, slashing or inactivity leaks and resulting losses will not occur as a result of activities that employ any portion of our assets in actions where any portion of our ETH becomes subject to the Ethereum proof-of-stake validation or is used to earn additional ETH or generate income or other earnings (“Staking Activities”). Furthermore, a staking provider’s liability to us is limited, and a staking provider may lack the assets or insurance in order to support the recovery of any losses incurred. There can be no guarantee that we would recover any of our staked assets, or the value thereof, if it is subject to sanctions imposed by the Ethereum network.

Staked ETH tokens will be inaccessible for a variable period of time, determined by a range of factors, which could result in certain liquidity risk to us.

Under current Ethereum network protocols, staked ETH tokens are permitted to be un-staked by the holder of such ETH tokens. However, as part of the “activating” and “exiting” processes of staking, staked ETH tokens will be inaccessible for a variable period of time determined by a range of factors, including agreements we may enter into or network congestion, resulting in certain liquidity risks to us.

“Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the Ethereum network’s proof-of-stake consensus protocol. “Exit” is the request to exit from the active set and no longer participate in the Ethereum Network’s proof-of-stake consensus protocol. As part of these “activating” and “exiting” processes of staking on the Ethereum network, any staked ETH will be inaccessible for a period of time. The duration of activating and exiting periods are dependent on a range of factors, including agreements we may enter into or network conditions. However, depending on demand, un-staking can take between hours, days or weeks to complete. This can result in certain liquidity risk to us.

We are dependent on third parties to effectively execute our staking activities.

Staking may be carried out by our custodians, their affiliates, or third-party staking providers, the amount of staking rewards that our staking activity will generate will be dependent on the performance of the staking provider, including the adequacy and reliability of the hardware and software utilized by the staking provider. If the staking providers experience service outages or otherwise are unable to optimally execute the staking of our ETH, our staking rewards may be adversely affected.

Liquid staking applications pose risks associated with concentration of control.

Validators must deposit 32 ETH to activate a unique validator key pair that is used to sign block proposals and attestations on behalf of its stake (i.e., vote on its view of the chain). For every 32 ETH deposit that is staked, a unique validator key pair is generated. An application built on the Ethereum network, or a single node operator, can manage many validator key pairs. For example, Lido, an application that provides a so-called “liquid staking” solution which permits holders of ETH to deposit them with Lido, which stakes the ETH while issuing the holder a transferrable token, is reported by some sources to have or have had up to 275,000 validator key pairs (each representing 32 staked ETH) divided across over 30 node operators. At times, Lido has reportedly controlled around or in excess of 33% of the total staked ETH on the Ethereum network. While it is widely believed that Lido has little incentive to attempt to interfere with transaction finality or block confirmations using its reported 33% stake, since doing so would likely cause its entire stake to be slashed and thus lost (assuming good actors unaffiliated with Lido controlled the remainder), and also because Lido is believed to not control most of the third party node operators where its ETH is staked, and finally since the occurrence of such manipulation of the Ethereum network’s consensus processed by Lido or any other actor would likely cause ETH to lose substantial value (which would obviously hurt Lido economically), it nevertheless poses risks associated with such a concentration of control (including centralization concerns). If Lido, or a bad actor with a similar sized stake, were to attempt to interfere with transaction finality or block confirmations, it could negatively affect the use and adoption of the Ethereum network, the value of ETH, and thus the value of our ETH treasury.

ETH and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

ETH and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of ETH or the ability of individuals or institutions such as us to own or transfer ETH.

The U.S. federal government, states, regulatory agencies and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of ETH or the ability of individuals or institutions such as us to own or transfer ETH.

It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and ETH specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of ETH, as well as our ability to hold or transact in ETH, and in turn adversely affect listed securities.

Moreover, the risks of engaging in an ETH strategy are relatively novel and have created and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of ETH in particular, may also impact the price of ETH and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of ETH may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to ETH, institutional demand for ETH as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for ETH as a store of value or means of payment, and the availability and popularity of alternatives to ETH. Even if growth in ETH adoption occurs in the near or medium-term, there is no assurance that ETH usage will continue to grow over the long-term.

Because ETH has no physical existence beyond the record of transactions on the Ethereum blockchain, a variety of technical factors related to the Ethereum blockchain could also impact the price of ETH. For example, malicious attacks, inadequate staking fees to incentivize validating of ETH transactions, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Ethereum blockchain and negatively affect the price of ETH. The liquidity of ETH may also be reduced and damage to the public perception of ETH may occur if financial institutions were to deny or limit banking services to businesses that hold ETH, provide ETH-related services or accept ETH as payment, which could also decrease the price of ETH.

The market price of ETH is highly volatile and may be adversely affected by factors beyond our control, including competition from other crypto assets and relative-adoption trends, any of which could negatively affect the value of our ETH holdings and our Common Stock price.

The price of ETH depends on supply-and-demand dynamics in global, largely unregulated or differently regulated markets and is subject to extreme volatility. ETH competes for users, developers, capital and transaction “blockspace” with other crypto assets and networks (including Bitcoin and alternative Layer-1 and Layer-2 protocols), with stablecoins and their underlying settlement rails, and with non-blockchain payment and computing systems. If users, developers, liquidity providers, applications, or institutions favor other networks or assets—whether due to perceived performance, scalability, fees, user experience, security, programmability, available applications, token incentives, or business/regulatory considerations—the relative demand for ETH could decline. Adoption metrics relevant to ETH’s value (e.g., active addresses, developer activity, validator participation and staking yields, Layer-2 usage, stablecoin and DeFi activity on Ethereum, and enterprise or government use) may increase or decrease over time and may do so at different rates than comparable metrics on other networks. ETH’s price may also be adversely affected by protocol-level changes (including Ethereum Improvement Proposals that alter issuance, burn, fees or economics), hard forks or chain splits, software bugs or vulnerabilities, validator/slashing events, material disruptions or exploits in applications or Layer-2 systems that depend on Ethereum, changes in MEV (maximal extractable value) dynamics, changes in transaction fees or demand for blockspace, actions by large holders or market makers, market manipulation, exchange or stablecoin failures, changes in interest rates or macroeconomic conditions, regulatory or enforcement developments (including with respect to staking, custody, market structure or the legal classification of ETH), tax treatment, and changes in access to banking or payment services for crypto market participants. Any of these factors—especially if they lead to faster growth or improved economics for competing crypto assets relative to ETH—could cause the price of ETH to decline or underperform other crypto assets. A decline in the price of ETH, or underperformance relative to other assets, would reduce the value of our ETH holdings and could adversely affect the market price of our Common Stock.

The further development and acceptance of cryptocurrency networks, including the ETH network, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptocurrency networks, including the ETH network, may adversely affect an investment in the Company.

Cryptocurrency such as ETH may be used, among other things, to buy and sell goods and services or to transfer and store value by users. The cryptocurrency networks are a new and rapidly evolving industry of which the ETH network is a prominent, but not unique, part. The growth of the cryptocurrency industry in general, and the ETH network in particular, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency industry, as well as the ETH network, include:

●	continued worldwide growth in the adoption and use of ETH and other cryptocurrencies, including those competitive with ETH;

●	government and quasi-government regulation of ETH and other cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the ETH network or similar cryptocurrency systems;

●	the maintenance and development of the open-source software protocol of the ETH network;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and;

●	general economic conditions and the regulatory environment relating to cryptocurrencies and cryptocurrency service providers.

A decline in the popularity or acceptance of the ETH network and other cryptocurrency networks may harm the price of our Common Stock. There is no assurance that the ETH network, or the service providers necessary to accommodate it, will continue in existence or grow. Furthermore, there is no assurance that the availability of and access to cryptocurrency service providers will not be negatively affected by government regulation or supply and demand of ETH.

Due to the unregulated nature and lack of transparency surrounding the operations of many digital asset trading venues, digital asset trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in digital asset trading venues and adversely affect the value of digital assets, and the Company’s financial position, operations and prospects.

Cryptocurrency markets, including the spot market for ETH, are growing rapidly. Digital asset trading venues are relatively are new and largely unregulated or may not be complying with existing regulations. These markets are local, national and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose daily, weekly, monthly or customer-specific transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of ETH for fiat currency difficult or impossible. Participation in spot markets requires users to take on credit risk by transferring ETH or another cryptocurrency from a personal account to a third-party’s account.

Digital asset trading platforms do not appear to be subject to, or may not comply with, regulation in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many digital asset trading platforms are unlicensed, are unregulated, operate without extensive supervision by governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Digital asset trading platforms may be out of compliance with existing regulations.

Digital asset trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many digital asset trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in digital asset trading venues, including prominent exchanges that handle a significant volume of such trading and/or are subject to regulatory oversight, in the event one or more digital asset trading venues cease or pause for a prolonged period the trading of digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of digital asset trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the digital asset ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in digital assets and the broader digital asset ecosystem and greater volatility in the price of digital assets. The price of our listed securities may be affected by the value of our future digital asset holdings, and the failure of a major participant in the ecosystem could have a material adverse effect on the market price of our listed securities.

Our Common Stock may trade at a substantial premium or discount to the value of the ETH we hold, and our stock price may be more volatile than the price of ETH.

The market price of our Common Stock reflects many factors that do not affect the spot price of ETH and may therefore diverge materially—positively or negatively—from the per-share value of our ETH holdings (net of cash, other assets and liabilities). These factors include, among others: our corporate-level expenses; taxes; the timing, size and pricing of equity or debt financings (including at-the-market offerings or convertible securities), equity awards and other sources of dilution; expectations about our future purchases or sales of ETH, staking activity, or special distributions; our liquidity, public float, short interest and securities lending/borrow dynamics; the availability and pricing of exchange-listed alternatives (such as exchange-traded products holding ETH) and differences between those vehicles and a corporate issuer (including the absence in our case of an in-kind creation/redemption mechanism that can reduce premiums/discounts); differences in trading hours and market microstructure between our Common Stock and spot markets for ETH; changes in index inclusion, analyst coverage or investor sentiment toward us as an operating company; our corporate governance, financial reporting, and any actual or perceived operational, custody, technology or regulatory risks specific to us; and broader equity-market conditions independent of crypto-asset markets. As a result, our stock may trade at a premium or discount to the value of our ETH holdings for extended periods, and may be more volatile than the price of ETH. Accordingly, investors could lose all or a substantial part of their investment even if the market price of ETH does not decline, and may not benefit commensurately from increases in the market price of ETH.

The availability of spot ETPs for ETH and other digital assets may adversely affect the market price of ETH and, consequently, the trading price of our Common Stock.

Although ETH and other digital assets have experienced a surge of investor attention since ETH was invented in 2015, until recently investors in the United States had limited means to gain direct exposure to ETH through traditional investment channels, and instead generally were only able to hold ETH through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold ETH directly, as well as the potential reluctance of financial planners and advisers to recommend direct ETH holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to ETH through investment vehicles that hold ETH and issue shares representing fractional undivided interests in their underlying ETH holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to ETH.

Although we are an operating company, and we believe we offer a different value proposition than an ETH investment vehicle such as a spot ETH ETP, investors may nevertheless view our Common Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot ETP instead of our Common Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to ETH that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours.

As a result of the foregoing factors, availability of spot ETPs for ETH and other digital assets could have a material adverse effect on the market price of our Common Stock.

The value of ETH may also be subject to momentum pricing due to speculation regarding future appreciation in value, leading to greater volatility that could adversely affect the value of our Common Stock.

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, is impacted by appreciation in value. Momentum pricing may result in speculation regarding future appreciation in the value of digital assets, which inflates prices and leads to increased volatility. As a result, ETH may be more likely to fluctuate in value due to changing investor confidence in future appreciation or depreciation in prices, which could adversely affect the price of ETH, and, in turn, our stock price.

We have recently shifted a portion of our business strategy towards a focus on ETH, and we may be unable to successfully implement this new strategy.

We have shifted a portion of our business strategy towards ETH, including potential investments in ETH, including through, currently, only staking, but potentially in the future, restaking, liquid staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this new strategy or operate ETH-related activities at the scale or profitability currently anticipated. The ETH network operates with a Proof-of-Stake consensus mechanism, which differs significantly from Bitcoin’s Proof-of-Work mining mechanism. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support ETH and related staking activities. This also requires that we implement different security protocols, and treasury management practices. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors in key management could result in significant loss of funds and reduced rewards. As a result, our shift towards ETH could have a material adverse effect on our business and financial condition.

Our shift towards an ETH-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards an ETH-focused strategy, including currently, through staking, but potentially in the future, through restaking, liquid staking, and other decentralized finance activities, exposes us to significant operational risks. ETH’s Proof-of-Stake consensus mechanism requires that we operate validator nodes, employ secure key management and implement slashing protection. It also requires that we maintain constant up time to ensure that we are eligible for staking rewards and to avoid penalties. In addition, the ETH ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require that we incur unanticipated costs and it could cause temporary service disruptions. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational risks could materially and adversely affect our ability to execute our ETH strategy and may prevent us from realizing positive returns and could severely hurt our financial condition.

Our Ethereum treasury strategy may subject us to enhanced regulatory oversight.

As noted above, several spot ETH ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value (NAV). Even though we are not, and do not function in the manner of, a spot ETH ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our ETH holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While we have implemented and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire our ETH through entities subject to anti-money laundering regulation and related compliance rules in the United States, if we are found to have purchased any of our ETH from bad actors that have used ETH to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in ETH by us may be restricted or prohibited.

We have issued, and may in the future issue additional, convertible debentures, which we expect to be collateralized by some or all of our ETH holdings, and we may utilize other financial instruments, such as OTC swaps, that may be so collateralized. We may also consider pursuing strategies to create income streams or otherwise generate funds using our ETH holdings. These types of ETH-related transactions are the subject of enhanced regulatory oversight. These and any other ETH-related transactions we may enter into, beyond simply acquiring and holding ETH, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX Trading, one of the world’s largest cryptocurrency exchanges, in November 2022. U.S. and foreign regulators have also increased, and are highly likely to continue to increase, enforcement activity, and are likely to adopt new regulatory requirements in response to FTX Trading’s collapse. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting ETH, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in ETH.

In addition, private actors that are wary of ETH or the regulatory concerns associated with ETH may in the future take further actions that may have an adverse effect on our business or the market price of our Common Stock.

The concentration of our ETH holdings enhances the risks inherent in our ETH treasury strategy.

The vast majority of our assets are concentrated in our ETH holdings or result from funds received from the liquid staking of ETH. The concentration of our assets in ETH limits our ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets. If there is a significant decrease in the price of ETH, we may experience a more pronounced impact on our financial condition than if we invested our cash in a more diverse portfolio of treasury assets.

Our ETH holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the ETH market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our ETH at favorable prices or at all. For example, a number of ETH trading venues temporarily halted deposits and withdrawals in 2022. As a result, our ETH holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, ETH we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the FDIC or the SIPC. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered ETH or otherwise generate funds using our ETH holdings, including in particular during times of market instability or when the price of ETH has declined significantly. If we are unable to sell our ETH, enter into additional capital raising transactions, including capital raising transactions, using ETH as collateral, or otherwise generate funds using our ETH holdings, or if we are forced to sell our ETH at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

A “fork” in the Ethereum protocol could adversely affect the value of our ETH holdings.

The Ethereum network operates using open-source protocols, meaning that any user can become a node by downloading the Ethereum Client and participating in the Ethereum network, and no permission of a central authority or body is needed to do so. In addition, anyone can propose a modification to the Ethereum network’s source code and then propose that the Ethereum network community support the modification. These proposed modifications to the Ethereum network’s source code, if adopted, can lead to forks.

Forks in the Ethereum protocol may lead to disruptions, security risks or declines in ETH value. A “fork” occurs when a change to the Ethereum network’s source code creates two incompatible versions of the blockchain, resulting in separate networks. Forks may be planned (e.g., upgrades to the Ethereum protocol like the Merge or Dencun) or unplanned (e.g., due to software bugs or validator disagreement). Planned forks are designed to improve performance or introduce new features, but they may introduce bugs, security vulnerabilities, or unexpected economic consequences. Unplanned forks can arise from client software inconsistencies or protocol failures, causing network instability or fragmentation. In either case, forks may result in operational outages, user confusion, replay attacks and reduced validator participation, all of which could undermine confidence in the Ethereum network and adversely affect the price of ETH. Our ETH holdings, staking activities and related treasury strategy could be materially negatively impacted in the event of such a fork.

A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and an investment in the Company.

The cryptocurrency networks rely on the Internet. A significant disruption of Internet connectivity could disrupt the cryptocurrency networks’ functionality until such disruption is resolved. A disruption in the Internet could adversely affect an investment in the Company. In particular, some variants of cryptocurrencies have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and cryptocurrency transfers.

Cryptocurrencies are also susceptible to border gateway protocol hijacking, or BGP hijacking. Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on any cryptocurrency network, participants may lose faith in the security of cryptocurrency, which could affect cryptocurrency’s value and consequently the value of our Common Stock.

Any Internet failures or Internet connectivity-related attacks that impact the ability to transfer cryptocurrency could have a material adverse effect on the price of cryptocurrency and the value of an investment in the Company.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our ETH, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our ETH and our financial condition and results of operations could be materially adversely affected.

Substantially all of the ETH and ETH equivalents we own are held in custody accounts at institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our ETH. ETH and other blockchain-based cryptocurrencies and the entities that provide services to participants in the ETH ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our ETH in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our ETH;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Ethereum blockchain ecosystem or in the use of the ETH network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to ETH, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the ETH industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies or significantly limit their utility. Certain national governments around the world have announced plans to introduce, and in the future could introduce, CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including ETH.

Intellectual property disputes related to the open-source structure of digital asset networks expose us to risks related to software development, security vulnerabilities and potential disruptions to digital asset technology could threaten our ability to operate.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and our business.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

We plan to regularly transfer digital assets, and it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties.

To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

We face significant competition in the growing digital asset industry and our business, operating results, and financial condition may be adversely affected if we are unable to compete effectively.

We operate in a competitive environment and compete against other companies and other entities with similar strategies, including companies with significant holdings in Bitcoin, ETH and other digital assets, and our business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of ETH and adversely affect our business.

As a result of our ETH strategy, our assets are concentrated in our ETH holdings. Accordingly, the emergence or growth of digital assets other than ETH may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets. Additionally, the Ethereum network has completed multiple major upgrades and may undertake additional upgrades in the future. If the mechanisms for validating transactions in other alternative digital assets are perceived as superior to the Ethereum network, those digital assets could gain market share relative to ETH.

Other alternative digital assets that compete with ETH in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to ETH and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, ETH and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of ETH to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Changes in the accounting treatment of our ETH holdings or digital asset holdings could have significant accounting impacts, including increasing the volatility of our results.

We have adopted Accounting Standards Update (ASU) 2023-08 as of January 1, 2025, which requires us to measure our ETH holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our ETH in net income each reporting period beginning January 1, 2025. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our ETH holdings. Due in particular to the volatility in the price of ETH, we expect the measurement at fair value to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our ETH on our balance sheet. ASU 2023-08 could also have adverse tax consequences. These impacts could in turn have a material adverse effect on our financial results and listed securities.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our ETH holdings.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of ETH, particularly because we only began our ETH treasury strategy in the Second Quarter of 2025.

The price of ETH has historically been subject to dramatic price fluctuations and is highly volatile. We determine the fair value of our ETH based on quoted (unadjusted) prices on the Coinbase exchange, and are required to measure our ETH holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our ETH in net income each reporting period, which may create significant volatility in our reported earnings and decrease the carrying value of our digital assets, which in turn could have a material adverse effect on the market price of our Common Stock. Conversely, any sale of ETH at prices above our carrying value for such assets creates a gain for financial reporting purposes even if we would otherwise incur an economic or tax loss with respect to such transaction, which also may result in significant volatility in our reported earnings.

Due in particular to the volatility in the price of ETH, we expect our early adoption of ASU 2023-08 to increase the volatility of our financial results and it could significantly affect the carrying value of our ETH on our balance sheet. Because we intend to purchase additional ETH in future periods and increase our overall holdings of ETH, we expect that the proportion of our total assets represented by our ETH holdings will increase in the future. As a result, and in particular due to our adoption of ASU 2023-08, volatility in our earnings may be significantly more than what we experienced in prior periods.

Absent federal regulations, there is a possibility that ETH may be classified as a “security.” Any classification of ETH as a “security” would subject us to additional regulation and could materially impact the operation of our business.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they agree that ETH is a “security.” Despite the Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” ETH has not yet been classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we believe that ETH is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under The Investment Company Act of 1940, as amended (the “Investment Company Act”), is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that ETH is a “security” which would require us to register as an investment company under the Investment Company Act.

We have also adapted our process for analyzing the U.S. federal securities law status of ETH and other cryptocurrencies over time, as guidance and case law have evolved. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that ETH is not a “security” is premised, among other reasons, on our conclusion ETH does not meet the elements of the Howey test. Among the reasons for our conclusion that ETH is not a security is that holders of ETH do not have a reasonable expectation of profits from our efforts in respect of their holding of ETH. Also, ETH ownership does not convey the right to receive any interest, rewards, or other returns.

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The regulatory treatment of ETH is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC which has previously stated it deemed ETH a security. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that ETH, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if ETH was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition and prospects.

The classification of digital assets that we will hold as a commodity could subject us to additional Commodity Futures Trading Commission (CFTC) regulation, resulting in significant compliance costs or the cessation of certain operations.

Under current interpretations, ETH is classified as a commodity under the Commodity Exchange Act and is subject to regulation by the CFTC. If our activities require CFTC registration, we may be required to comply with extensive regulatory obligations, which could result in significant costs and operational disruptions. Additionally, current and future legislative or regulatory developments, including new CFTC interpretations, could further impact how ETH and ETH derivatives are classified and traded.

If ETH is further regulated as a commodity, we may be required to register as a commodity pool operator and register the Company as a commodity pool with the CFTC through the National Futures Association. Compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in our securities. If we determine not to comply with such regulations, we may be forced to cease certain operations, which could negatively impact our investors.

Changes in regulatory interpretations could require us to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

The regulatory regime for digital assets in the U.S. and elsewhere is uncertain. The Company may be unable to effectively react to proposed legislation and regulation of digital assets, which could adversely affect its business.

If regulatory changes or interpretations require us to register as a money services business with FinCEN under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we decide to cease certain operations in response to new regulatory obligations, such actions could occur at a time that is unfavorable to investors.

Multiple states have implemented or proposed regulatory frameworks for digital asset businesses. Compliance with such state-specific regulations may increase costs or impact our business operations. Further, if we or our service providers are unable to comply with evolving federal or state regulations, we may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of, or changes to, our ETH treasury strategy, the manner in which our ETH is custodied, our ability to engage in transactions with affiliated parties, and our operating and investment activities generally, are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our ETH holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding ETH.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue our business as currently conducted.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

Recently, we have begun focusing on pursuing opportunities to expand our portfolio into digital assets and the value of our ETH holdings is an amount in excess of 40% of our total assets. Since we believe ETH is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

ETH and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Transactions using ETH require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.

Transactions using ETH, including purchases, sales and staking, require the payment of “gas fees” in ETH. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on the ETH network. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in ETH itself, which would require that sufficient ETH balances are maintained. Future upgrades to the Ethereum protocol, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

ETH is created and transmitted through the operations of the peer-to-peer Ethereum network, a decentralized network of computers running software following the Ethereum protocol. If the Ethereum network is disrupted or encounters any unanticipated difficulties, the value of Ethereum could be negatively impacted.

If the Ethereum network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Ethereum network may be disrupted, which in turn may prevent us from depositing or withdrawing ETH from our accounts with our custodian or otherwise effecting ETH transactions. Such disruptions could include, for example: the price volatility of ETH; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of ETH trading platforms due to fraud, failures, security breaches, or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Ethereum network.

In addition, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

Lending arrangements may expose us to risks of borrower default, operational failures and cybersecurity threats.

From time to time, we may generate income through lending our ETH to third party borrowers, which carries significant risks. The volatility of the market price of ETH increases the likelihood that borrowers may default due to market downturns, liquidity crises, fraud or other financial distress. These lending transactions may be unsecured, and so may be subordinated to secured debt of the borrower. If a borrower becomes insolvent, we may be unable to recover the loaned ETH, leading to substantial financial losses.

Additionally, digital asset lending platforms are vulnerable to operational and cybersecurity risks. Technical failures, software bugs or system outages could disrupt lending activities, delay transactions or result in inaccurate record-keeping. Cybersecurity threats, including hacking, phishing and other malicious attacks, pose further risks, potentially leading to the loss, theft or misappropriation of our loaned ETH. A successful cyberattack or security breach could materially and adversely impact our financial position, reputation and ability to conduct future lending activities.

Our ETH strategy exposes us to risk of non-performance by providers and counterparties.

Our ETH strategy exposes us to the risk of non-performance by providers and counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a provider or counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of ETH, a loss of the opportunity to generate funds, or other losses.

Our primary provider risk with respect to our ETH is custodian performance obligations under the various custody arrangements we have entered into, in particular, are reliant on our custodial relationships and agreements with Coinbase Inc. and its affiliates. Any failures of our custodians to perform could have an impact on our business, prospects, financial condition and operating results.  In addition, in the event of a termination of one or more of our custody agreements, we would be required to contract with an alternative custodian at terms and conditions that may not be as favorable as our current custody agreements.

A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the perceived and actual counterparty and provider risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of our ETH, nor have such events adversely impacted our access to our ETH, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While all of our custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held ETH and ETH equivalents will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our ETH holdings, we would become subject to additional counterparty risks. Any significant non-performance by providers and counterparties, including in particular the custodians with which we custody substantially all of our ETH, may adversely affect our prospects, financial condition and operating results.

We face risks relating to the custody of our ETH, including the loss or destruction of private keys required to access our ETH and cyberattacks or other data loss relating to our ETH.

We hold our ETH with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts do not restrict our ability to reallocate our ETH among our custodians, and our ETH holdings may be concentrated with a single custodian from time to time. In light of the significant amount of ETH we hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our ETH as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our ETH, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our ETH, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

Any insurance that we may have or may obtain covering losses of our ETH holdings may cover none or only a small fraction of the value of the entirety of our ETH holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our ETH. Moreover, our use of custodians exposes us to the risk that the ETH our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such ETH. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our ETH. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

ETH is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the ETH is held. While the ETH blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the ETH held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the ETH held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. ETH, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

As part of our ETH treasury management strategy, we engage in staking, restaking, and other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our ETH. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of ETH or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Securities for the Selling Stockholders.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders consist of the Conversion Shares.

For additional information regarding the issuance of the Conversion Shares in connection with the Additional Debt Financing, see the section “Prospectus Summary—Recent Developments—Additional Debt Financing” above. We are registering the resale of the Conversion Shares issuable upon conversion of the Additional Convertible Notes in order to permit such Selling Stockholders to offer the Securities for resale from time to time.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock underlying the Additional Convertible Notes, as of October 3, 2025, assuming conversion of the Additional Convertible Notes held by each such Selling Stockholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders and does not take into account any limitations on conversion of the Additional Convertible Notes set forth therein.

In accordance with the terms of the RRA (as amended by the Amendment Agreement), this prospectus generally covers the resale of 150% of the maximum number of shares of Common Stock issued or issuable pursuant to the Additional Convertible Notes, including payment of interest on the Additional Convertible Notes through September 23, 2028, determined as if the outstanding Additional Convertible Notes (including interest on the Additional Convertible Notes through September 23, 2028) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at a conversion price calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Additional Convertible Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Convertible Notes, a Selling Stockholder may not convert the Convertible Notes to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 9.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before Offering(1)			Maximum Number of	Beneficial Ownership After Offering(3)
Name	Number of Shares		Percentage of Shares	Shares Offered(2)	Number of Shares	Percentage of Shares
Hudson Bay PH XXII LLC(4)	17,777,574	(5)	9.99%	160,401,286	38,600,964	9.99%
Hudson Bay Special Opportunities Master Fund (D) LP (6)	17,777,574	(5)	9.99%	27,217,672	10,856,473	3.03%

*	Percentage not listed if less than 1%.

(1)	Applicable percentage ownership is based on 160,176,122 shares of our Common Stock outstanding as of October 3, 2025, and based on 347,795,079 shares of our Common Stock outstanding after the offering.

(2)	For the purposes of the calculations the shares of Common Stock to be sold pursuant to the prospectus we are assuming (a) an event of default under the Additional Convertible Notes has not occurred, (b) the Additional Convertible Notes are each converted in full at a conversion price of $3.05 without regard to any limitations set forth in therein, and (c) interest on the Additional Convertible Notes has accrued through September 23, 2028 and is paid in shares of our Common Stock, at an interest rate of 2% per annum.

(3)	Represents the amount of shares that will be held by each Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Additional Convertible Notes registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by such Selling Stockholder prior to completion of this offering, and taking into account the Maximum Percentage. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay PH XXII LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay PH XXII LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of this selling stockholder is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, Floor 3, Stamford, CT 06902.

(5)	Represents the number of shares of our Common Stock beneficially owned by each of Hudson Bay PH XXII LLC (“PH XXII”), Hudson Bay Special Opportunities Master Fund (D) LP (“HBSOMP”) and Hudson Bay Master Fund Ltd. (“HBMF”, and together with PH XXII and HBSOMP, the “Funds”) which entities are under common control, as of October 3, 2025, after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of October 3, 2025, the Funds would beneficially own an aggregate of 268,323,263 shares of our Common Stock, consisting of (A) 229,382,670 shares of our Common Stock beneficially owned by PH XXII, consisting of (i) 160,401,285 shares of our Common Stock underlying the Additional Convertible Notes, converted at a conversion price of $3.050, all of which shares are being registered under this prospectus, and (ii) 68,981,385 shares of our Common Stock underlying the Original Convertible Notes, converted at a conversion price of $3.050, none of which are being registered under this prospectus; (B) 38,922,762 shares of our Common Stock beneficially owned by HBSOMP, consisting of (i) 27,217,672 shares of our Common Stock underlying the Additional Convertible Notes, converted at a conversion price of $3.050, all of which shares are being registered under this prospectus, and (ii) 11,705,090 shares of our Common stock underlying the Original Convertible Notes, converted at a conversion price of $3.050, none of which are being registered under this prospectus; and (C) 17,830 shares of our Common Stock previously acquired by HBMF, none of which is being registered under this prospectus.

(6)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Special Opportunities Master Fund (D) LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Special Opportunities Master Fund D LP and Sander Gerber disclaims beneficial ownership over these securities. The address of this selling stockholder is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, Floor 3, Stamford, CT 06902.

Relationships with the Selling Stockholders

The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except (i) for the ownership of the Securities, (ii) as described in the section of this prospectus titled “Prospectus Summary — Recent Developments,” and (iii) as described in this section and in the table and footnotes above.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the Additional Convertible Notes to permit the resale of these shares of Common Stock by the holders of the Additional Convertible Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Additional Convertible Notes or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the RRA, estimated to be $200 thousand in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the RRA or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related RRA or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by The Loev Law Firm, PC, Bellaire, Texas. David M. Loev, the Managing Partner, President and sole owner of The Loev Law Firm, PC, beneficially owns less than 1% of the outstanding shares of our Common Stock. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of ETHZilla Corporation and subsidiaries as of December 31, 2024, and the year ended December 31, 2024 and the related notes, are incorporated into this prospectus by reference from ETHZilla Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by M&K CPA’s, PLLC, an independent registered public accounting firm, as set forth in their report thereon, and have been incorporated in this prospectus and Registration Statement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of ETHZilla Corporation and subsidiaries as of December 31, 2023, and the year ended December 31, 2023 and the related notes, are incorporated into this prospectus by reference from ETHZilla Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, and have been incorporated in this prospectus and Registration Statement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or is to receive, any interest, directly or indirectly, in our Company, nor was any such person connected with us, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSFER AGENT

The transfer agent for our Common Stock is Continental Stock Transfer & Trust, located at 1 State Street, 30th Floor, New York, NY 10004-1561.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.ethzilla.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. We incorporate by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by Amendment No. 1 thereto filed with the SEC on April 25, 2025, and Amendment No. 2 thereto filed with the SEC on May 8, 2025 (File No. 001-38105);

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 15, 2025 and July 23, 2025, respectively;

●	Our definitive proxy statements on Schedule 14A, filed with the SEC on July 7, 2025 and September 5, 2025, as supplemented by our Definitive Additional Materials on Schedule 14A filed with the SEC on September 19, 2025, respectively, to the extent filed and not furnished with the Commission;

●	Our Current Reports on Form 8-K and 8-K/A (other than information furnished rather than filed) filed with the SEC on January 2, 2025, February 7, 2025, February 21, 2025, February 25, 2025, April 1, 2025, April 9, 2025, April 30, 2025, May 1, 2025, June 18, 2025, June 20, 2025, June 25, 2025, June 30, 2025, July 1, 2025, July 14, 2025, July 24, 2025, July 30, 2025, August 5, 2025, August 11, 2025, August 12, 2025, August 13, 2025, August 14, 2025, August 18, 2025, August 18, 2025, August 21, 2025, August 21, 2025, August 25, 2025, September 2, 2025, September 5, 2025, September 8, 2025, September 15, 2025, September 19, 2025, September 22, 2025, September 25, 2025 and September 30, 2025 (File No. 001-38105); and

●	the description of our Common Stock contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, as Exhibit 4.6 (File No. 001-38105), including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

ETHZilla Corporation

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

Attention: Chief Accounting Officer

Phone: (650) 285-2387

ETHZILLA CORPORATION

187,618,958 Shares of Common Stock Issuable upon Conversion of Senior Secured Convertible Notes

PROSPECTUS

October 6, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses payable by ETHZilla Corporation (the “Company” or “ETHZilla”) in connection with the offering and sale of the shares of Common Stock, par value $0.0001 per share, (the “Common Stock”) being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$62,184.43
Accounting fees and expenses	10,000
Legal fees and expenses	225,000
Transfer agent and registrar fees	25,000
Printing expenses	-
Miscellaneous	10,000
Total	$332,184.43

Item 15. Indemnification of Directors and Officers

Section 145 of Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our Third Amended and Restated Bylaws (“Bylaws”) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, to the fullest extent permitted by law.

Neither our Bylaws nor our Certificate of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 16. Exhibits

(a) Exhibits

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on November 12, 2020, and incorporated by reference herein).

3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on December 15, 2022 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on December 16, 2022, and incorporated by reference herein).

3.3	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of 180 Life Sciences Corp., filed with the Secretary of State of Delaware on February 26, 2024 (Filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by on February 28, 2024, and incorporated by reference herein).

3.4	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of 180 Life Sciences Corp., filed with the Secretary of State of Delaware on July 24, 2025 (Filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on July 24, 2025, and incorporated by reference herein).

3.5	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of ETHZilla Corporation, filed with the Secretary of State of Delaware on August 12, 2025 (Filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on August 13, 2025, and incorporated by reference herein).

3.6	Third Amended and Restated Bylaws of ETHZilla Corporation, effective as of August 18, 2025 (filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on August 13, 2025, and incorporated by reference herein).

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.2 to the registrant’s Registration Statement Form S-1 filed on April 26, 2017 and incorporated by reference herein).

4.2	Form of Convertible Debenture dated September 23, 2025 (filed as exhibit 4.1 to the registrant’s Current Report on Form 8-K/A filed on September 25, 2025, and incorporated by reference herein).

5.1*	Opinion of The Loev Law Firm, PC

10.1††	Form of Secured Convertible Debenture Purchase Agreement, dated as of August 8, 2025 by and between the Company and the investor thereto (filed as exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 11, 2025, and incorporated by reference herein).

10.2††	Form of Registration Rights Agreement, dated as of September 8, 2025, between ETHZilla Corporation. and the other parties thereto (filed as exhibit 10.2 to the registrant’s Current Report on 8-K filed on September 22, 2025, and incorporated by reference herein).

10.3	Form of Amendment and Waiver Agreement, dated as of September 21, 2025, between ETHZilla Corporation and the investor thereto (filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on September 22, 2025, and incorporated by reference herein).

23.1*	Consent of M&K CPA’s, PLLC, independent registered public accounting firm

23.2*	Consent of Marcum LLP, independent registered public accounting firm

23.3*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereto)

107*	Filing Fee Table

*	Filed herewith

††	Annexes and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted annexes and schedules upon request.

+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3ASR and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, Florida, on the 6th day of October 2025.

ETHZILLA CORPORATION

By:	/s/ McAndrew Rudisill
Name:	McAndrew Rudisill
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints McAndrew Rudisill and Eric R. Van Lent, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable ETHZilla Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ McAndrew Rudisill	Chief Executive Officer and Executive Chairman	October 6, 2025
McAndrew Rudisill	(Principal Executive Officer)

/s/ Eric R. Van Lent	Chief Accounting Officer	October 6, 2025
Eric R. Van Lent	(Principal Financial and Accounting Officer)

/s/ Ryan L. Smith	Lead Director	October 6, 2025
Ryan L. Smith

/s/ Crystal Heter	Director	October 6, 2025
Crystal Heter

/s/ Andrew Suckling	Director	October 6, 2025
Andrew Suckling